Exhibit 99

VISHAY ANNOUNCES INTENT TO PAY CASH TO HOLDERS
WHO ELECT TO HAVE THEIR LYONS REPURCHASED ON JUNE 4, 2006

MALVERN, PENNSYLVANIA - April 4, 2006 - Vishay Intertechnology, Inc. (NYSE: VSH) announced today that it intends to settle in cash any Liquid Yield Option™ Notes (“LYONs”) validly presented to the Company on June 4, 2006, pursuant to the option of the holders of the LYONs to require Vishay to repurchase the LYONs on that date.

Under the terms of the indenture governing the LYONs, holders have the option to require Vishay to repurchase the LYONs at a purchase price equal to their accreted value of $639.76 per $1,000 principal amount at maturity on the repurchase date of June 4, 2006. Vishay expects that it will fund the purchase price with cash on-hand.  The outstanding LYONs total approximately $138 million accreted value ($215,565,000 principal amount at maturity).

Subject to various conditions described in the indenture governing the LYONs, Vishay has the right to elect to pay the purchase price for the LYONs in Vishay common stock, but intends not to do so on the June 4, 2006 repurchase date.  Vishay paid the purchase price in shares of its common stock on the June 4, 2004 repurchase date, and, depending on market conditions, may do so on future repurchase dates (June 4, 2011 and June 4, 2016), if any LYONs remain outstanding subsequent to June 4, 2006.

Vishay will file with the Securities and Exchange Commission a company notice / tender offer statement on Schedule TO with respect to the option of holders to require Vishay to repurchase their LYONs.  Holders are advised to read the tender offer statement when it is available, because it will contain important information.   Investors may obtain a free copy of the company notice / tender offer statement (when it becomes available) and other documents filed by Vishay with the SEC at the SEC’s website at www.sec.gov, at Vishay’s investor relations website at ir.vishay.com, or by directing a request to: Vishay Intertechnology, Inc., 63 Lincoln Highway, Malvern, PA 19355, Attention: Investor Relations.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics) and selected ICs, and passive electronic components (resistors, capacitors, inductors, and transducers). Vishay’s components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 26,000 people. Vishay can be found on the Internet at www.vishay.com.

“Liquid Yield Option” and “LYON” are trademarks of Merrill Lynch & Co., Inc.